Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Long-Term Incentive Plan of G-III Apparel Group, Ltd. of our reports dated March 24, 2026, with respect to the consolidated financial statements of G-III Apparel Group, Ltd. and the effectiveness of internal control over financial reporting of G-III Apparel Group, Ltd. included in its Annual Report (Form 10-K) for the year ended January 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 18, 2026